Exhibit 99.1

American Financial Group Announces Record

First Quarter Core Net Operating Earnings

Cincinnati, Ohio - April 30, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $113.6 million ($.92 per share) for the 2007 first quarter compared to $101.5 million ($.85 per share) reported in the 2006 first quarter. Core net operating earnings of $111.7 million ($.91 per share) for the first quarter of 2007 were up 29% from the comparable period a year earlier, reflecting significantly improved results within the specialty property and casualty insurance ("P&C") operations.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain significant items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
	Three months
	ended
In millions, except per share amounts	March 31,
	2007	2006

Components of net earnings:
Core net operating earnings (before significant
items below)	$ 111.7	$ 86.5

Realized investment gains	2.8	18.8(a)
Other	(0.9)	(3.8)

Net earnings	$ 113.6	$ 101.5

Components of Diluted EPS:
Core net operating earnings	$ .91	$ .72

Realized investment gains	.02	.16(a)
Other	(.01)	(.03)

Diluted EPS	$ .92	$ .85

Footnote a is contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "We are off to a great start toward meeting the company's objectives for 2007. Our strong insurance results reflect continuing execution of our specialty niche strategy with a focus on pricing and underwriting discipline and profitable growth. We are pleased with the overall premium growth in both our property and casualty and our annuity and supplemental insurance operations. Our investment group continued to achieve excellent returns on our $18 billion portfolio. Investment income was 6% higher than in the 2006 first quarter. Our core net operating earnings guidance for 2007 remains between $3.23 and $3.43 per share. These expected results exclude the potential for significant catastrophe and crop losses, adjustments to asbestos and environmental reserves, and large real estate gains."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $103.4 million in the 2007 first quarter, $33.6 million higher than the same quarter a year earlier. The 2007 combined ratio was 83.8%, 4.2 points better than in the 2006 first quarter. These outstanding results reflect profitable earned premium growth, lower catastrophe losses, and the positive impact of favorable reserve development. Catastrophe losses in the 2007 first quarter were approximately $1 million compared to about $13 million (2.2 points) of such losses in the same prior year period. The 2007 results benefited from $54.0 million (8.4 points) of favorable reserve development compared to $11.3 million (2.0 points) in the 2006 first quarter.

Net written premiums for the 2007 first quarter were approximately 5% higher than the 2006 first quarter. Premium growth in the Property and Transportation, Specialty Casualty and Financial groups was partly offset by a decline in the California workers' compensation premiums. Overall average rates in the 2007 first quarter were down about 4% compared with the same prior year period. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported excellent underwriting profitability for the 2007 first quarter with a combined ratio of 83.1% compared to 79.0% for the same 2006 period. The increase in the combined ratio was primarily due to lower underwriting profit in the agricultural insurance operations, partly offset by lower catastrophe losses. Gross and net written premiums for the 2007 first quarter increased 2% and 6%, respectively, above the 2006 first quarter. This growth was driven primarily by higher business volume in the inland marine and transportation operations. Premium growth rates were dampened by the impact of exiting our earthquake-exposed excess property business, which was heavily reinsured, in the early part of 2006.

The Specialty Casualty group generated an underwriting profit of $59.0 million in the 2007 first quarter, $44.4 million higher than the same quarter a year earlier. The combined ratio was 72.0%, 20.3 points better than in the 2006 first quarter. These results included $41.5 million (19.7 points) of favorable reserve development compared to $1.2 million (0.6 points) for the year earlier. Our excess and surplus lines and general liability operations produced the majority of this group's underwriting profit. Net written premiums for the 2007 first quarter were 7% higher than in the 2006 first quarter due primarily to lower premiums ceded under reinsurance agreements within the specialized program business. Gross written premiums were 4% below the same 2006 period resulting primarily from volume reductions in our excess and surplus lines, reflecting stronger competition in those commercial casualty markets.

Page Three

The Specialty Financial group reported solid underwriting profitability in the first quarter of 2007. The group's combined ratio was 96.7%, an improvement of 2.4 points compared to the 2006 first quarter, driven primarily by significant improvement in the surety and fidelity and crime operations. The trade credit and financial institutions operations also continued to generate strong profitability. Gross and net written premiums for the 2007 first quarter were up 16% and 24%, respectively, over the same period last year. These increases were driven primarily by volume growth in our leasing and lending, financial institutions and surety operations as well as greater premium retention in some of the group's operations.

The California Workers' Compensation business reported strong profitability with a combined ratio of 78.5% in the 2007 quarter compared to 83.9% in the same period a year earlier. This business' underwriting margins continue to benefit from an improved claims environment resulting from workers' compensation reforms enacted in California. The 2007 results benefited from favorable prior year reserve development of $4.7 million (7.5 points) compared to less than $1 million of unfavorable development in the same 2006 period. Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Net written premiums for the 2007 quarter were 19% below the 2006 first quarter, reflecting the effect of lower rates. These rate reductions averaged about 21% for the 2007 first quarter and are continuing evidence of the positive effects of the reform legislation in lowering workers' compensation costs for employers.

Carl Lindner III stated: "All four of our specialty property and casualty groups generated underwriting profits during the first quarter of 2007, contributing to record underwriting profits for our operations. The combined ratio of 83.8% is another best in AFG's history. We were pleased with the growth in our premium levels in this softer commercial insurance market. Apart from the rate decreases in the California workers' compensation business, average rate levels in our other specialty operations were down about 2% in the first quarter. We continue to focus on targeted profitable growth as well as higher premium retention in certain businesses. However, we carefully monitor our rate adequacy in our markets and are reducing volume where appropriate. Many of our businesses continued to experience favorable reserve development, resulting from prudent underwriting and a strong commitment to pricing and risk management. Our focus on specialty niche markets and maintaining good diversification, coupled with our strong underwriting culture, are contributing to our ongoing profitable results."

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $20.0 million for the 2007 first quarter compared to $18.8 million for the 2006 first quarter. The increase reflects improvement in GAFRI's supplemental insurance lines in 2007 due to the inclusion of Ceres Group (acquired in August 2006), as well as favorable items in certain supplemental segments in 2007 compared to unfavorable items in 2006. While the results of the supplemental lines were improved over the comparable period in 2006, increased lapses and lower premiums in the Medicare Supplement segment, primarily as a result of competition from Medicare Advantage, could adversely impact future results. The improvement in the supplemental lines was largely offset by a decrease in the core net operating earnings in the fixed annuity lines in 2007 compared to 2006. Results for the first quarter of 2006 included $3.2 million of net earnings related to a payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the company.

Page Four

Statutory premiums of approximately $485 million in the first quarter of 2007 were more than 60% higher than the first quarter of 2006. This increase reflects substantially higher fixed indexed annuity premiums, partially offset by lower sales of traditional fixed annuities compared to the first quarter of last year. GAFRI believes this is consistent with the current trend in the annuity marketplace. In addition, supplemental insurance premiums increased 48% over the comparable 2006 period as a result of the acquisition of the Ceres Group in August 2006.

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

AFG Proposal

A special committee of independent directors of GAFRI is currently considering AFG's February 2007 merger proposal, which if consummated, would result in GAFRI becoming a wholly-owned subsidiary of AFG. The proposed transaction remains subject to the negotiation of the terms of a merger acceptable to AFG and the GAFRI special committee, and to customary conditions and regulatory approvals.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Page Five

Conference Call

The company will hold a conference call to discuss 2007 first quarter results at 11:30 a.m. (EDT) tomorrow, Tuesday, May 1, 2007. Toll-free telephone access will be available by dialing 1-800-295-4740 (international dial in 617-614-3925). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 1:30 p.m. (EDT) on May 1, 2007 until 11:59 p.m. on May 8, 2007. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 81801949.

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG's website, www.afginc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 8, 2007 at 11:59 pm (EDT). An archived audio MP3 file will also be available within 24 hours of the call.
Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended
	March 31,
	2007	2006
Revenues
P&C insurance premiums	$ 639.8	$ 579.1
Life, accident & health premiums	106.6	82.0
Investment income	245.8	231.9
Realized investment gains	4.7	29.8(b)
Other income	82.7	73.3
	1,079.6	996.1
Costs and expenses
P&C insurance losses & expenses	537.1	510.4
Annuity, life, accident & health
benefits & expenses	218.8	184.0
Interest & other financing expenses	18.1	18.5
Other expenses	110.7	113.4
	884.7	826.3

Operating earnings before income taxes	194.9	169.8
Related income taxes	72.3	59.6

Net operating earnings	122.6	110.2
Minority interest expense	(8.5)	(7.8)
Investee losses, net of tax	(.5)	(.5)
Earnings from continuing operations	113.6	101.9
Discontinued operations	-	(.4)

Net earnings	$ 113.6	$ 101.5

Diluted Earnings per Common Share
Continuing operations	$ .92	$ .85
Discontinued operations	-	-

Net earnings	$ .92	$ .85

Average number of Diluted Shares	122.4	119.4

	March 31,	December 31,
Selected Balance Sheet Data:	2007	2006
Total Cash and Investments	$18,027	$17,739
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 924	$ 921
Shareholders' Equity	$ 3,041	$ 2,929
Shareholders' Equity (Excluding unrealized
gains (losses) on fixed maturities)	$ 3,046	$ 2,955
Book Value Per Share	$ 25.46	$ 24.55
Book Value Per Share (Excluding unrealized
gains (losses) on fixed maturities)	$ 25.50	$ 24.77
Common Shares Outstanding	119.4	119.3

            Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months
	ended		%
	March 31,		Change
	2007	2006

Gross written premiums	$ 889	$ 894	(1%)

Net written premiums	$ 656	$ 623	5%

Ratios (GAAP):
Loss & LAE ratio	51.0%	58.1%
Expense ratio	32.8%	29.8%
Policyholder dividend ratio	-	.1%

Combined Ratio	83.8%	88.0%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 323	$ 318	2%
Specialty Casualty	361	375	(4%)
Specialty Financial	138	119	16%
California Workers' Compensation	68	85	(19%)
Other	(1)	(3)	NA
	$ 889	$ 894	(1%)

Net Written Premiums:
Property & Transportation	$ 245	$ 231	6%
Specialty Casualty	216	202	7%
Specialty Financial	115	93	24%
California Workers' Compensation	65	80	(19%)
Other	15	17	(12%)
	$ 656	$ 623	5%

Combined Ratio (GAAP):
Property & Transportation	83.1%	79.0%
Specialty Casualty	72.0%	92.3%
Specialty Financial	96.7%	99.1%
California Workers' Compensation	78.5%	83.9%

Aggregate Specialty Group	83.8%	88.0%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

a)    Includes a $15.3 million ($.13 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

Summary Of Earnings:

b)     Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.